                 [LETTERHEAD OF KYSOR INDUSTRIAL CORPORATION]

                                                                      EXHIBIT 12

                                February 7, 1997



To:  Participants in the Kysor Industrial Corporation
     Savings Plan and 401(k) Plan:

     As you are aware, K Acquisition Corp., a Michigan corporation and indirect wholly-owned subsidiary of Scotsman Industries, Inc., a Delaware corporation, has commenced a tender offer to purchase all outstanding shares of Common Stock, par value $1 per share, and the associated common share purchase rights, and Series A Convertible Voting Preferred Stock, $24.375 stated value per share, of Kysor Industrial Corporation (the "Company") at $43.00 per share net to the seller in cash (without interest). The tender offer commenced February 7, 1997 and will expire on March 7, 1997, unless extended.

     As a result of this tender offer for all of the Company's shares, no new investments or transfers into the Kysor Common Stock Fund will be permitted effective as of February 6, 1997. Participants in the Savings Plan and 401(k) Plan will not be permitted to increase their investments in the Kysor Common Stock Fund from February 6, 1997 through March 7, 1997, or a later date to coincide with the expiration of the tender offer.

     Throughout this suspension period, all contributions and loan repayments allocated to the Kysor Common Stock Fund will be redirected by The Principal Financial Group (the administrator of the Savings Plan and 401(k) Plan) into the Money Market Fund. You may contact The Principal Financial Group via TeleTouch to change your investment direction for all future contributions. The Company will notify all Savings Plan and 401(k) Plan participants at a later date if new investments and transfers into the Kysor Common Stock Fund are again permitted.

     If you hold shares of the Company's Common Stock in your Savings Plan or 401(k) Plan account, you will be receiving materials from Bankers Trust Company (the holder of record of the Common Stock in the Savings Plan and 401(k) Plan) regarding whether you wish to accept or reject the $43.00 offer. PLEASE REVIEW THESE MATERIALS CAREFULLY AND RETURN THE INSTRUCTION PAGE TO BANKERS TRUST COMPANY BY WEDNESDAY, MARCH 5, 1997.

                                       Sincerely,


                                       /s/ Terry M. Murphy
                                       Terry M. Murphy
                                       Vice President,
                                       Chief Financial Officer

                          Offer to Purchase for Cash

                     All Outstanding Shares of Common Stock
                                      and
                  Series A Convertible Voting Preferred Stock
                                       of

                          Kysor Industrial Corporation
                                       at
                              $43.00 Net Per Share
                                       by
                              K Acquisition Corp.,
                     an indirect wholly owned subsidiary of
                           Scotsman Industries, Inc.

--------------------------------------------------------------------------------
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME ON FRIDAY, MARCH 7, 1997, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

                                                                February 7, 1997

To Participants in the Kysor Industrial Corporation
Savings Plan and 401(k) Plan:

          Enclosed for your consideration are the Offer to Purchase, dated February 7, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer"), relating to an offer by K Acquisition Corp., a Michigan corporation (the "Offeror") and an indirect wholly owned subsidiary of Scotsman Industries, Inc., a Delaware corporation ("Parent"), to purchase all outstanding shares of common stock, $1.00 par value, of Kysor Industrial Corporation, a Michigan corporation (the "Company"), including the associated common share purchase rights, issued pursuant to the Rights Agreement dated as of April 26, 1996, as amended, between the Company and Harris Trust and Savings Bank, as successor Rights Agent (collectively, the "Common Shares"), and all outstanding shares of Series A Convertible Voting Preferred Stock, $24.375 stated value per share (the "ESOP Preferred Shares" and together with the Common Shares, the "Shares") at a purchase price of $43.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer. The Offer is being made in connection with the Agreement and Plan of Merger dated as of February 2, 1997, among Parent, the Offeror and the Company (the "Merger Agreement").

          WE ARE THE HOLDER OF RECORD OF COMMON SHARES HELD FOR YOUR ACCOUNT AS A PARTICIPANT IN THE COMPANY'S SAVINGS PLAN OR 401(K) PLAN (THE "PLANS"). A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD IN ACCORDANCE WITH THE TERMS OF THE PLANS, TO THE EXTENT CONSISTENT WITH APPLICABLE LAWS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD IN YOUR PLAN ACCOUNT.

     Accordingly, we request information as to whether you wish to have us tender any or all of the Common Shares held in your Plan account, upon the terms and conditions set forth in the Offer.

Please note the following:

          1. The tender price is $43.00 per Share, net to the seller in cash, without interest.

          2.  The Offer is being made for all of the outstanding Shares.

          3. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on March 7, 1997, unless the Offer is extended.

          4. The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares which would constitute a majority of the outstanding Shares at the date of the expiration of the Offer (assuming the exercise of all options to purchase Shares outstanding at the expiration date of the Offer). The Offer is also subject to the other terms and conditions in the enclosed Offer to Purchase. The Offeror reserves the right (but shall not be obligated), in accordance with applicable rules and regulations of the United States Securities and Exchange Commission and subject to the limitations set forth in the Merger Agreement, to waive any of the conditions to the Offer.

          5. Common Shares in Plan accounts as to which we have not received instructions from Participants will not be tendered in the Offer.

     If you wish to have us tender any or all of the Common Shares held in your Plan account, please so instruct us by completing, executing, detaching and returning to us the instruction form contained in this letter. An envelope to return your instruction to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise indicated in such instruction form. PLEASE FORWARD YOUR INSTRUCTIONS TO US SO THAT THEY ARE RECEIVED BY US NO LATER THAN 5:00 P.M. NEW YORK TIME, ON MARCH 5, 1997, TO
ALLOW US AMPLE TIME TO TENDER YOUR SHARES ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

     The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and any supplements or amendments thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the securities, blue sky, or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by Morgan Stanley & Co. Incorporated or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                                       Very truly yours,


                                       /s/ Bankers Trust Company
                                       Bankers Trust Company

                          INSTRUCTION WITH RESPECT TO
                         THE OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                      AND
                  SERIES A CONVERTIBLE VOTING PREFERRED STOCK
                                       OF
                          KYSOR INDUSTRIAL CORPORATION

To Bankers Trust Company:

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated February 7, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer"), in connection with the offer by K Acquisition Corp., a Michigan corporation (the "Offeror") and an indirect wholly owned subsidiary of Scotsman Industries, Inc., a Delaware corporation, to purchase all outstanding shares of common stock, $1.00 par value, of Kysor Industrial Corporation, a Michigan corporation (the "Company"), including the associated common stock purchase rights, issued pursuant to the Rights Agreement dated as of April 26, 1996, as amended, between the Company and Harris Trust and Savings Bank, as successor Rights Agent (collectively the "Common Shares"), and all outstanding shares of Series A Convertible Voting Preferred Stock, $24.375 stated value per share.

     This will instruct you to tender to the Offeror the number of Common Shares indicated below (or if no number is indicated below, all Common Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

NOTE: Shares in Plan accounts as to which we have not received instructions will not be tendered in the Offer.

Number of Shares to be Tendered:/1/  _____         SIGN HERE

                                            ____________________________________

                                            ____________________________________
                                                   Signature(s)
                                            ____________________________________

                                            ____________________________________
                                                   Print Name(s)

                                            ____________________________________
                                            Area Code and Telephone Number(s)

                                            ____________________________________
                                            Taxpayer Identification or Social
                                            Security Number(s)

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          /1/Unless otherwise indicated, it will be assumed that all Common
     Shares held by us for your account are to be tendered.